Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

ConversionPoint Holdings, Inc.

We consent to the use in this Registration Statement on Form S-1 of ConversionPoint Holdings, Inc. (the “Company”) of our report dated April 12, 2019 relating to the consolidated financial statement of the Company as of December 31, 2018 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statement) appearing in the Prospectus, which is part of this Registration Statement.

/s/ Squar Milner LLP

Irvine, California

April 15, 2019